Exhibit 21.1
Subsidiaries of Noranda Aluminum Holding Corporation
     All subsidiaries are wholly owned (as of January 14, 2010):

Name	Jurisdiction of Incorporation
Noranda Aluminum Acquisition Corporation	Delaware

Noranda Intermediate Holding Corporation	Delaware

Noranda Aluminum, Inc.	Delaware

Norandal USA, Inc.	Delaware

Gramercy Alumina Holdings, Inc.	Delaware

Noranda Alumina LLC	Delaware

Noranda Bauxite Ltd	Jamaica

NFA Capital I, LLC	Delaware

NFA Capital II, LLC	Delaware

NHB Capital, LLC	Delaware

Gramercy Alumina Holdings II, Inc.	Delaware

St. Ann Bauxite Holdings Ltd	St. Lucia